                            STOCK PURCHASE AGREEMENT
                            ------------------------


     THIS STOCK PURCHASE AGREEMENT, dated as of June 19, 2000, is made and entered into by and among Engage, Inc., a Delaware corporation (the "Company"), CMGI, Inc., a Delaware corporation ("CMGI"), and CPQ Holdings, Inc., a Delaware corporation ("CPQ," and together with CMGI, the "Purchasers"). The Company and the Purchasers are collectively referred to as the "Parties."

     WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase, shares of Company common stock, $.01 par value per share (the "Common Stock");

     NOW THEREFORE, in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Purchasers agree as follows:

     1. Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2 hereof) each Purchaser agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to that Purchaser, that number of shares of Common Stock set forth on Schedule A to this Agreement opposite such Purchaser's name at a purchase price of $15.0125 per share (the "Purchase Price"). As used in this Agreement, the term "Shares" means the shares of Common Stock sold pursuant to this Agreement.

     2.  The Closing.
         -----------

         2.1 Closing. The closing (the "Closing") of the sale and purchase of
             -------
the Shares under this Agreement will take place at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts at 10:00 a.m on Thursday, June 22, 2000, or at such other time, date and place as are mutually agreeable to the Company and the Purchasers. The date of the Closing is hereinafter referred to as the "Closing Date."


         2.2 Delivery of Shares; Payment of Purchase Price. At the Closing, the
             ---------------------------------------------
Company will deliver to each Purchaser a certificate registered in the name of that Purchaser for the number of Shares set forth on Schedule A opposite such Purchaser's name, against payment by that Purchaser to the Company by wire transfer of an amount equal to the product of (x) the Purchase Price and (y) the number of Shares set forth on Schedule A opposite such Purchaser's name.

     3.  Representations of the Company.   The Company represents and warrants
         ------------------------------
to each Purchaser that the statements contained in this Section 3 are true and correct, except as set forth in the disclosure schedule provided by the Company to each Purchaser on the date hereof (the "Disclosure Schedule"). The representations and warranties that follow will be deemed to be repeated on the Closing Date. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any paragraph of the Disclosure Schedule shall not qualify any other section. For purposes of this Section 3, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of those executive officers of the Company listed on Schedule B to this Agreement after due inquiry of appropriate personnel and advisors.

         3.1 Organization, Qualification and Corporate Power. The Company is
             -----------------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to (i) enter into and to perform this Agreement in accordance with its terms and (ii) carry on its businesses as currently conducted or as proposed to be conducted and to own and use the properties owned and used by it. As used in this Agreement, "Company Material Adverse Effect" means a material adverse effect on or a material adverse change in, or group of such effects on or changes in, the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole.

         3.2 Capitalization. The authorized capital stock of the Company
             --------------
consists of (a) 350,000,000 shares of Common Stock, of which 173,272,589 shares were issued and outstanding as of June 6, 2000, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Options to purchase 24,881,608 shares of Common Stock were outstanding as of April 30, 2000.

         3.3 Issuance of Shares.
             ------------------

          (a) The issuance, sale and delivery of the Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of the Company. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of any lien or encumbrance, provided however, that the Shares may be subject to restrictions on transfer under state or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the Shares is not, and the issuance of the Shares will not be, subject to any preemptive right or right of first refusal that has not been properly waived or complied with.

          (b) Assuming the correctness of the representations made by each Purchaser in Section 4, no change in applicable law and no unlawful distribution of the Shares by any Purchaser or other Person (as defined below), the issuance of the Shares will comply with applicable exemptions from (A) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act"), and (B) the registration and qualification requirements of all applicable securities laws of the states of the United States. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions. As used in this Agreement, the term "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

          3.4  Validity and Noncontravention.  Each of this Agreement, the CMGI
               -----------------------------
Investor Rights Agreement (as defined herein) and the CPQ Investor Rights Agreement (as defined herein) has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Company, (b) require on the part of the Company or any of its subsidiaries any filing with, or permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

          3.5  Reports and Financial Statements.  The Company has previously
               --------------------------------
furnished or made available to each Purchaser complete and accurate copies, as amended or supplemented, and all reports and other documents filed by the Company with the Securities Exchange Commission (the "SEC") pursuant to the Exchange Act (collectively, the "Company SEC Filings"). The Company SEC Filings constitute all of the documents required to be filed by the Company under the Exchange Act with the SEC through the date of this Agreement. The Company SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Filings (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company.

          3.6  Absence of Company Material Adverse Change.  Since April 30,
               ------------------------------------------
2000, no event or development has occurred which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, except as disclosed in Section 3.6 of the Disclosure Schedule.

          3.7  Litigation.  Except as disclosed in the Company SEC Filings,
               ----------
there is no Legal Proceeding which is pending or has been, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company which (a) could reasonably be expected to have a Company Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. As used in this Agreement, the term "Legal Proceedings" means any action, suit, proceeding, claim, arbitration or investigation before any Government Entity or before any arbitrator.

          3.8  Conduct of Business. Since April 30, 2000, the business and
               -------------------
operations of the Company and each of its subsidiaries have been conducted in the ordinary course consistent with past practice, except as disclosed in
Section 3.8 of the Disclosure Schedule.

          3.9  Invention Assignment and Confidentiality Agreement. Each
               --------------------------------------------------
employee and consultant or independent contractor of the Company or any of its subsidiaries whose duties principally include the development of products or Intellectual Property (as defined blow), and each former employee and consultant or independent contractor whose duties principally included the development of products or Intellectual Property, has entered into and executed an invention assignment and confidentiality agreement or an employment or consulting agreement containing terms with respect to invention assignments and confidentiality. No current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's agreement regarding confidential information and invention assignment, except where such exclusion could not reasonably be expected to have a Company Material Adverse Effect. The Company has taken reasonable security measures to maintain the confidentiality of the Company's proprietary information.

          3.10      Intellectual Property.
                    ---------------------

          (a) Ownership or Right to Use.  The Company or one of its subsidiaries
              -------------------------
has sole title to and owns, or is licensed or otherwise possesses legally enforceable rights to use, or reasonably expects that it will be able to obtain licenses or legally enforceable rights to use, all patents or patent applications, software, know-how, registered or unregistered trademarks and service marks and any applications therefor, registered or unregistered copyrights and trade names and any applications therefor, trade secrets or other confidential or proprietary information ("Intellectual Property") necessary to enable the Company and its subsidiaries to carry on their respective businesses as currently conducted or as proposed to be conducted, except where the failure to own or have rights to use such Intellectual Property could not reasonably be expected to have a Company Material Adverse Effect.

          (b) Licenses; Other Agreements.  Except as disclosed in Schedule
              --------------------------
3.10(b) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is currently subject (whether as licensor or licensee) to any exclusive licenses (whether such exclusivity is temporary or permanent) to any material portion of the Intellectual Property utilized by the Company or any of its subsidiaries. There is not outstanding any license or agreement of any kind relating to the license by the Company of any Intellectual Property owned by the Company or any of its subsidiaries, except for agreements with customers of the Company or any such subsidiary entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Intellectual Property (other than off-the-shelf commercial applications), except as it may be so obligated in the ordinary course of its business.

          (c) No Infringement.  To the Company's knowledge, neither the Company
              ---------------
nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property right of a third party, and the Company and its subsidiaries have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any intellectual property rights of any third party) which, if the subject of any unfavorable decision, ruling or finding would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

          3.11 Registration Rights.  Except as provided in the CMGI
               -------------------
Investor Rights Agreement (as defined in Section 5.3 hereof) or disclosed in
Schedule 3.11 of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any right (including piggyback registration rights), to have any securities of the Company registered with the SEC or registered or qualified with any other Governmental Entity.

          3.12 Title to Property and Assets.  The properties and assets
               ----------------------------
owned by the Company and each of its subsidiaries are owned by the Company or such subsidiary free and clear of all mortgages, deeds of trust, liens, charges, encumbrances and security interests, except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests that arise in the ordinary course of business and could not reasonably be expected to have a Company Material Adverse Effect. With respect to the property and assets it leases, each of the Company and its subsidiaries is in compliance with such leases, except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          3.13 Tax Matters.
               -----------

          (a) To the Company's knowledge, there have been no examinations or audits of any of the Company's tax returns or reports by any Governmental Entity having jurisdiction over the Company. To the Company's knowledge, each of the Company and its subsidiaries has filed all federal, state, county and local tax returns required to have been filed by them and paid all taxes shown to be due on such returns. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

          (b) The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an "S" corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, respectively, nor to the Company's knowledge has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a Company Material Adverse Effect.

          3.14 ERISA.  The Company does not sponsor or participate in any
               -----
employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except for any employee benefit plan that CMGI sponsors or in which CMGI participates or except as disclosed on Section 3.14 of the Disclosure Schedule. The Company is not required to contribute to any "multi-employer plan" as defined in ERISA, Section 3(37), nor has the Company ever contributed to or withdrawn from such a multi-employer plan.

          3.15 Employment Matters.  There are no complaints pending or, to the
               ------------------
Company's knowledge, threatened before any Governmental Entity alleging unfair labor practices or unlawful discrimination or, to the Company's knowledge, is there any basis for any such claim. There are no existing or, to the Company's knowledge, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not a party to any collective bargaining agreement with any labor union.

          3.16 Brokers.  Except for the fee payable by the Company to Greenhill
               -------
& Co., LLC with respect to shares of Common Stock purchased by Purchasers other than CMGI, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement. The Company will indemnify and save each Purchaser harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any agreement, arrangement, statement or representation alleged to have been made by the Company.

          3.17  Compliance.  The Company is not in violation of any applicable
                ----------
statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a Company Material Adverse Effect. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as presently conducted, the lack of which would have a Company Material Adverse Effect, and believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as proposed to be conducted.

          3.18 Environmental.  The Company, the operation of its business and
               -------------
any real property that the Company owns or has owned, leases or has leased or otherwise occupies or uses or has occupied or used (the "Premises") are, to the Company's knowledge, in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, except where the failure to comply could not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Company is not aware of any basis therefor. To the Company's knowledge, no material expenditures are or will be required in order to comply with any Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean any Federal, state, local or foreign law, ordinance, rule, regulation, permit and authorization pertaining to the protection of human health or the environment.

     4.   Representations of the Purchasers.  Each Purchaser, severally and not
          ---------------------------------
jointly, represents and warrants to the Company as follows:

          4.1  Investment.  The Purchaser is acquiring the Shares for its own
               ----------
account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

          4.2  Incorporation, Authority, Validity and Noncontravention.  The
               -------------------------------------------------------
Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the Exchange Act, neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or by-laws of the Purchaser, (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Purchaser Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Purchaser Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets. As used in this Agreement, "Purchaser Material Adverse Effect" means a material adverse effect on or a material adverse change in, or group of such effects on or changes in, the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Purchaser and its subsidiaries, taken as a whole, excluding any material adverse effect (a) demonstrably shown to have been proximately caused by the public announcement of this Agreement or any of the transactions contemplated thereby, (b) attributable to any legal proceeding brought by or on behalf of stockholders of the Purchaser alleging that the Board of Directors of the Purchaser breached its fiduciary duties in connection with its approval of this Agreement and the transaction contemplated hereby, or (c) arising or resulting from general industry, economic or stock market conditions that affect the Purchaser (or the markets in which the Purchaser competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which the Purchaser competes.

          4.3 Experience. The Purchaser has carefully reviewed the representations concerning the Company contained in this Agreement, and has made detailed inquiry concerning the Company, its business and its personnel; the officers of the Company have made available to the Purchaser any and all written information which he, she or it has requested and have answered to such Purchaser's satisfaction all inquiries made by such Purchaser; and such

Purchaser has sufficient knowledge and experience in finance and business that he, she or it is capable of evaluating the risks and merits of his, her or its investment in the Company and such Purchaser is able financially to bear the risks thereof.

          4.4  Brokers.  The Purchaser (i) has not retained a finder or broker
               -------
in connection with the transactions contemplated by this Agreement, and (ii) will indemnify and save the Company harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any Person on the basis of any agreement, arrangement, statement or representation alleged to have been made by such indemnifying party.

     5.   Conditions to the Obligations of the Purchasers.  The obligation of
          -----------------------------------------------
each Purchaser to purchase Shares at a Closing is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the Closing:

          5.1  Accuracy of Representations and Warranties.  Each representation
               ------------------------------------------
and warranty contained in Section 3 shall be true on and as of the respective Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

          5.2  Performance.  The Company shall have performed and complied with
               -----------
all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

          5.3  Investor Rights Agreements. The Company and CMGI shall have
               --------------------------
executed an Investor Rights Agreement Amendment No. 1 in the form attached as
Exhibit 5.3-1 establishing that the Shares purchased by CMGI shall be subject to that certain Investor Rights Agreement, dated as of July 23, 1999, between the Company and CMGI (the "CMGI Investor Rights Agreement"). The Company and CPQ Holdings, Inc. ("CPQ") shall have executed the Amended & Restated Investor Rights Agreement in the form attached as Exhibit 5.3-2 (the "CPQ Investor Rights Agreement").

          5.4  Legal Opinion.  Each Purchaser shall have received from Nutter,
               -------------
McClennen & Fish, LLP an opinion, the substance of which is set forth in Exhibit
5.4 attached hereto.

          5.5  Other Matters.  All corporate and other proceedings in connection
               -------------
with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

          6.  Condition to the Obligations of the Company.  The obligations of
              -------------------------------------------
the Company under Section 1 of this Agreement are subject to fulfillment of the following condition on or before the Closing:

          6.1  Accuracy of Representations and Warranties.  The representations
              -------------------------------------------
and warranties of each Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

               7.  Affirmative Covenants of the Company.
                   ------------------------------------

               7.1  Financial Statements.  The Company shall deliver to each
                    --------------------
Purchaser:

          (a) within 90 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with GAAP; and

          (b) within 45 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

          7.2  Filing of Reports.  The Company will, for so long as it has
               -----------------
securities registered pursuant to Section 12 of the Exchange Act or has securities registered pursuant to the Securities Act, make timely filing of such reports as are required to be filed by it with the SEC.

               8.  Transfer of Shares.
                   ------------------

          8.1  Restricted Shares.  "Restricted Shares" means (i) the Shares, and
               -----------------
(ii) any other shares of capital stock of the Company issued in respect of such shares (as a result of stock splits, stock dividends, reclassifications, recapitalizations, or similar events); provided, however, that shares of Common Stock which are Restricted Shares shall cease to be Restricted Shares (x) upon any sale pursuant to Section 4(1) of the Securities Act or Rule 144 under the Securities Act or (y) at such time as they become eligible for sale under Rule 144(k) under the Securities Act.

               8.2  Requirements for Transfer.
                    -------------------------

          (a) Restricted Shares shall not be sold or transferred unless either
(i) they first shall have been registered under the Securities Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act.

          (b) Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Purchaser to a wholly owned subsidiary or Affiliate (as defined herein) of that Purchaser or (ii) a transfer made in accordance with Rule 144 under the Securities Act. In the event that any Shares are transferred pursuant to clause (i) in the preceding sentence, all rights granted to such transferring Purchaser relating to such Shares (including, without limitation, any rights granted pursuant to the CMGI Investor Rights Agreement or the CPQ Investor Rights Agreement) shall be automatically transferred to the transferree in connection therewith.

          8.3  Legend.  Each certificate representing Restricted Shares shall
               ------
bear a legend substantially in the following form:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Securities Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required."

The Company shall remove from the certificates representing any Restricted Shares, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or sold pursuant to an effective registration statement under the Securities Act.

9.  Indemnification.
    ---------------

          9.1      Agreement to Indemnify.
                   ----------------------

          (a) Company Indemnity.  Each Purchaser, its Affiliates and Associates
              -----------------
(each as defined in Section 9.3), and each officer, director, stockholder, employer, representative and agent of any of the foregoing (collectively, the "Purchaser Indemnitees"), shall each be indemnified by the Company and held harmless to the extent set forth in this Section 9 with respect to any and all Damages (as defined in Section 9.5) reasonably incurred by any Purchaser Indemnitee as a proximate result of any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by the Company in this Agreement (including any exhibits, schedules or disclosure schedules hereto).

          (b) Purchaser Indemnity.  The Company, its respective Affiliates and
              -------------------
Associates, and each officer, director, stockholder, employer, representative and agent of any of the foregoing (collectively, the "Company Indemnitees"), shall each be indemnified and held harmless to the extent set forth in this
Section 9 by each Purchaser, severally and not jointly, in respect of any and all Damages reasonably incurred by any Company Indemnitee as a proximate result of any inaccuracy or misrepresentation in, or breach of, any representation, warranty, covenant or agreement made by that Purchaser in this Agreement (including any exhibits, schedules or disclosure schedules hereto).

          (c) Equitable Relief.  Nothing set forth in this Section 9 shall be
              ----------------
deemed to prohibit or limit the right of any Purchaser Indemnitee or Company Indemnitee (an "Indemnitee") at any time before, at or after the Closing, to seek injunctive or other equitable relief for the failure of any "Indemnifying Party" (which, for purposes hereof, in the case of an Purchaser Indemnitee, means the Company and, in the case of a Company Indemnitee, means the respective Purchaser) to perform or comply with any covenant or agreement contained herein.

          9.2  Survival.  All representations and warranties of each Purchaser
               ---------
and the Company contained herein and all claims of any Indemnitee in respect of any inaccuracy, misrepresentation or breach shall survive the Closing until the first anniversary of the Closing Date, regardless of whether the applicable statute of limitations, including extensions thereof, may expire; provided, however, notwithstanding the foregoing, the representations and warranties of the Company contained in Section 3.3 shall survive the Closing until such time as the applicable statute of limitations expires. All covenants and agreements of each Purchaser and the Company contained in this Agreement shall survive the Closing in perpetuity (except to the extent any such covenant or agreement shall terminate or expire by its terms). All claims of any Indemnitee in respect of any breach of such covenants or agreements shall survive the Closing until the expiration of one year following the non-breaching party's obtaining actual knowledge of such breach; provided that the covenant or agreement has not terminated or expired by its terms prior to the date the claim is made.

          9.3  Claims for Indemnification.  If any Indemnitee shall believe
               --------------------------
that such Indemnitee is entitled to indemnification pursuant to this Section 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 Business Day period referred to below in this Section 9.3 to dispute or deny such claim. As used in this Agreement, the term "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Boston, Massachusetts are not required by law to be closed. The Indemnifying Party shall have 20 Business Days following its receipt of such notice either (i) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (ii) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 20 Business Day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, the senior management of the Company and the relevant Purchaser or Purchasers shall meet to attempt to resolve such dispute. If the dispute cannot be resolved by senior management of the Company and Purchaser, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within 30 days after such written notification, the Parties agree to meet for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within 30 days after the one-day mediation, either party may begin litigation proceedings. Nothing in this Section 9.3 shall be deemed to require arbitration.

          9.4  Defense of Claims.  In connection with any claim that may give
               -----------------
rise to indemnity under this Section 9 resulting from or arising out of any claim or Proceeding (as defined in Section 9.5 below) against any Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim) but shall not be obligated to, upon written notice to the relevant Indemnitee, assume the defense of any such claim or Proceeding if the Indemnifying Party with respect to such claim or Proceeding acknowledges to the Indemnitee the Indemnitee's right to indemnify pursuant hereto the extent provided herein (as such claim may have been modified through written agreement of the Parties) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party shall be financially able to satisfy such claim to the extent provided herein if such claim or Proceeding is decided adversely; provided, however, that nothing set forth herein shall be deemed to require the Indemnifying Party to waive any cross-claims or counterclaims for Damages the Indemnifying Party may have against the Indemnitee. The Indemnitee shall be entitled to retain separate counsel, reasonably acceptable to the Indemnifying Party, if the Indemnitee shall determine, upon the written advice of counsel, that an actual or potential conflict of interest exists between the Indemnifying Party and the Indemnitee in connection with such claim or Proceeding. The Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such separate counsel to the extent the Indemnitee is entitled to indemnification by the Indemnifying Party with respect to such claim or Proceeding under this Section
9.4. If the Indemnifying Party assumes the defense of any such claim or Proceeding, the Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.4, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding; provided, however, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business without the prior written consent of the Indemnitee; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, directors, officers, employees an agents with respect to such claim, including any reasonably foreseeable collateral consequences thereof. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, directors, officers, employees and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.4. If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.4, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Party, on such terms as such Indemnitee may deem appropriate. If any Indemnifying Party seeks to question the manner in which such Indemnitee defended such claim or Proceeding or the amount or nature of any such settlement, such Indemnifying Party shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

          9.5  Certain Definitions.  As used in this Section 9, or any other
               -------------------
Section where such definition is expressly referenced: (i) "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person;
(ii) "Associate" means, when used to indicate a relationship with any Person,
(A) any other Person of which such first Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, membership interests or other comparable ownership interests issued by such other Person, (B) any trust or other estate in which such first Person has a 10% or more beneficial interest or as to which such first Person serves as trustee or in a similar fiduciary capacity, (C) if such first Person is an individual, any relative or spouse of such first Person who has the same home as such first Person, or (D) any other Person who is a director or officer of such first Person; (iii) "Damages" means all demands, claims, actions or causes of action, assessments, losses (including, without limitation, any diminution in value of the Shares held by the Indemnified Party, if any), damages, costs, expenses, liabilities, judgments, awards, fines, response costs, sanctions, taxes, penalties, charges and amounts paid in settlement, including reasonable out-of-pocket costs, fees and expenses (including reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other parties retained by, such party); and (iv) "Proceeding" means any action, suit, hearing, arbitration, audit, proceeding (public or private) or investigation that is brought or initiated by or against any Governmental Entity or any other Person.

     10.  Miscellaneous.
          -------------

          10.1   Successors and Assigns.  This Agreement shall be binding
                 ----------------------
upon and inure to the benefit of the Company and each Purchaser and their respective successors and permitted assigns.

          10.2   Severability.  The invalidity or unenforceability of any
                 ------------
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          10.3   Specific Performance.  In addition to any and all other
                 --------------------
remedies that may be available at law in the event of any breach of this Agreement, each Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          10.4   Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

          10.5   Notices.  All notices, requests, consents, and other
                 -------
communications under this Agreement shall be in writing and shall be deemed delivered (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient as set forth below:

          If to the Company, at 100 Brickstone Square, Andover, Massachusetts 01810, Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to each of Mark G. Borden, Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109-1803 and Constantine Alexander, Esq., Nutter, McClennen & Fish, LLP, One International Place, Boston, MA 02110-2699;

          If to CMGI, at the 100 Brickstone Square, 1st Floor, Andover, MA 01810, Attn: General Counsel, with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, MA 02108-3194, Attn: David Brewster, Esq.

          If to CPQ, c/o Compaq Computer Corporation, at 20555 State Highway 249, Houston, Texas 77070-2698, Attn: General Counsel (Office of the Corporate Secretary).

          Any Party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

          10.6  Complete Agreement.  This Agreement, the CMGI Investor
                ------------------
Rights Agreement and the CPQ Investor Rights Agreement constitute the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

          10.7  Amendments and Waivers.  Except as otherwise expressly set
                ----------------------
forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser to be bound by such amendment, termination or waiver.

          10.8 Counterparts; Facsimile Signatures.  This Agreement may be
               ----------------------------------
executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. The delivery of a signature page of this Agreement by one Party to the each of the other Parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting Party.

          10.9 Section Headings.  The section headings are for the
               ----------------
convenience of the Parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the Parties.

          10.10 Legal Fees and Expenses.  Each of the Parties to this
                -----------------------
Agreement will bear its own legal fees and other expenses with respect to the transaction contemplated by this Agreement, except that the Company shall promptly reimburse CMGI upon request for up to $10,000 of legal fees and other expenses reasonably incurred by CMGI with respect to the negotiation of the agreement and the purchase of the Shares.

          10.11 Press Releases and Announcements.  No Party will issue any
                --------------------------------
press release or public announcement relating to the subject matter of this Agreement and naming any Purchaser without the prior written approval of that Purchaser; provided, however, that any Party may, after notice to any named Party, make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case, the disclosing Party shall use all commercially reasonable efforts to advise any Party (or Affiliates thereof) named therein prior to making such disclosure and cooperate in the drafting of such disclosure).


                          [Signature Pages to Follow]

     Executed as of the date first written above.



                              THE COMPANY:

                              ENGAGE, INC.



                              By: /s/ Stephen A. Royal
                                 ---------------------------------
                                 Name: Stephen A. Royal
                                      ----------------------------
                                 Title: Chief Financial Officer
                                       ---------------------------


                             THE PURCHASERS:

                             CMGI, INC.


                              By: /s/ Donald W. Combs
                                 ---------------------------------
                                 Name: Donald W. Combs
                                      ----------------------------
                                 Title: Vice President, Finance
                                       -------------------------



                              CPQ HOLDINGS, INC.



                              By: /s/ Jesse A. Greene, Jr.
                                 ---------------------------------
                                 Name: Jesse A. Greene, Jr.
                                      ----------------------------
                                 Title: President
                                       ---------------------------